Changing Parameters Fund

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Unaudited)

July 31, 2023

On March 13, 2023, BBD LLP (“BBD”) ceased to serve as the independent registered public accounting firm of the Changing Parameters Fund (the “Fund”), a series of Northern Lights Fund Trust. The Audit Committee of the Board of Trustees approved the replacement of BBD as a result of Cohen & Company, Ltd.’s (“Cohen”) acquisition of BBD’s investment management group.

The reports of BBD on the financial statements of the Fund as of and for the fiscal years ended July 31, 2021 and July 31, 2022 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During the fiscal years ended July 31, 2021 and July 31, 2022, and during the subsequent interim period through March 13, 2023: (i) there were no disagreements between the registrant and BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Fund for such years or interim period; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The registrant requested that BBD furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements. A copy of such letter is filed as an exhibit to Form N-CSR. On March 29, 2023, the Audit Committee of the Board of Directors also recommended and approved the appointment of Cohen as the Fund’s independent registered public accounting firm for the fiscal year ending July 31, 2023.

During the fiscal years ended July 31, 2021 and July 31, 2022, and during the subsequent interim period through March 29, 2023, neither the registrant, nor anyone acting on its behalf, consulted with Cohen on behalf of the Fund regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Fund’s financial statements, or any matter that was either: (i) the subject of a "disagreement," as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) "reportable events," as defined in Item 304(a)(1)(v) of Regulation S-K.

October 6, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Northern Lights Fund Trust

File no. 811- 21720

Dear Sir or Madam:

We have read Exhibit 13(a)(4) of Form N-CSR of Changing Parameters Fund, a series of shares in Northern Lights Fund Trust, dated October 6, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

BBD, LLP